CERTIFICATE OF INCORPORATION
OF
AIG PROGRAM FUNDING, INC.
     WE, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:
     FIRST: The name of the corporation is AIG Program Funding, Inc.
     SECOND: The address of the registered office of the corporation is 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, in the County of New Castle, in the State of Delaware. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH: The total number of shares of stock which the corporation is authorized to issue is 1,000, all of which shall be Common Stock, and the par value of each of such shares is $1.00.

     FIFTH: The name and mailing address of the incorporator is as follows:

NAME	ADDRESS
Elizabeth M. Tuck	70 Pine Street
New York, New York 10270
     SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders.
     (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the By-Laws. Election of directors need not be by written ballot except and to extent provided in the By-Laws.
     (2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount of shares of capital stock of the corporation to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits and to fix the times for the declaration and payment of dividends.
     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such contract or act, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented by person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.
     (4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.
     SEVENTH: The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify the officers, directors and incorporators and may, to the full extent permitted by such section, indemnify all other persons whom it may indemnify pursuant thereto.
     EIGHTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modifications or repeal of this Article Eighth shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
     NINTH: No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by the corporation, and no act of the corporation shall in any way be affected or invalidated by the fact that any of the directors of the corporation are financially interested in, or are directors or officers of, such other corporation; any director individually, or any firm of which such director may be a member, may be a party to, or may be financially or otherwise interested in, any contract or transaction of the corporation, provided that the fact that he, she or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any director of the corporation who is a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation which shall authorize such contract or transaction and may vote thereat to authorize such contract or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested.
     TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders and directors are subject to this reserved power.
     IN WITNESS WHEREOF, I have hereunto set my respective hand this 14th day of February 2007.

/s/ Elizabeth M. Tuck
Elizabeth M. Tuck, INCORPORATOR

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